EXHIBIT 99.4

ALLY WHOLESALE ENTERPRISES LLC

Depositor

ALLY MASTER OWNER TRUST

Issuing Entity

ALLY BANK

Seller

GMAC INC.

Servicer

WELLS FARGO BANK, NATIONAL ASSOCIATION

Back-up Servicer

BACK-UP SERVICING AGREEMENT

Dated as of February 12, 2010

i

BACK-UP SERVICING AGREEMENT, dated as of February 12, 2010, by and among ALLY WHOLESALE ENTERPRISES LLC, a Delaware limited liability company, as Depositor, ALLY MASTER OWNER TRUST, a Delaware statutory trust, as Issuing Entity, Ally Bank, a Utah corporation, as Seller, GMAC Inc., a Delaware corporation, as Servicer, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Back-up Servicer.

RECITALS

A. The Seller, the Depositor, and the Servicer have entered into the Pooling and Servicing Agreement and the Trust Sale and Servicing Agreement, each dated as of the date hereof and each of which provides for, among other things, the servicing of certain Receivables held by the Seller, the Issuing Entity and the Depositor.

B. The Seller, the Depositor, the Servicer, and the Issuing Entity desire that the Back-up Servicer perform certain back-up servicing duties in accordance with the terms of this Agreement, and agree to assume the role of Successor Servicer if the Servicer is terminated under the Pooling and Servicing Agreement and the Trust Sale and Servicing Agreement.

C. The Back-up Servicer is willing to perform the back-up servicing duties specified herein and to assume the role of Successor Servicer under the terms of the Pooling and Servicing Agreement and the Trust Sale and Servicing Agreement pursuant to the conditions described therein.

In consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows.

STATEMENT OF AGREEMENT

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Whenever used in this Agreement, the following words and phrases have the following meanings, and the definitions of such terms are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

“Agreement” means this Back-up Servicing Agreement, as the same may be further amended, supplemented, restated or otherwise modified from time to time.

“Back-up Servicer” means Wells Fargo Bank, National Association, a national banking association.

“Back-up Servicing Fee” has the meaning specified in Section 2.02(a).

“Back-up Servicing Officer” means any officer of the Back-up Servicer involved in, or responsible for, the back-up servicing of the Receivables whose name appears on a list of servicing officers furnished to the Servicer by the Back-up Servicer, as such list may be amended from time to time.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in New York, New York, Minneapolis, Minnesota, or Detroit, Michigan, are authorized or obligated by law, executive order or governmental decree to be closed.

“Data Dictionary” has the meaning specified in Section 2.01(b)(ii).

“Distribution Date Statement” means the Distribution Date Statements delivered by the Servicer pursuant to Section 6.1(b) of the Trust Sale and Servicing Agreement.

“Eligible Servicer” means a Person eligible to act as Servicer under the Servicing Agreements.

“Monthly Data File” has the meaning specified in Section 2.01(c).

“Servicer Transition Costs Reserve Account” has the meaning specified in Section 8.3(d) of the Indenture.

“Successor Servicer” means a successor Servicer appointed pursuant to the terms of the Pooling and Servicing Agreement and the Trust Sale and Servicing Agreement.

“Servicing Agreements” means the Pooling and Servicing Agreement and the Trust Sale and Servicing Agreement.

Section 1.02 Other Definitional Provisions.

(a) All capitalized terms used herein and not otherwise defined herein have the meanings ascribed to them in Part I of Appendix A to the Trust Sale and Servicing Agreement of even date herewith among GMAC Inc., Ally Bank, Ally Wholesale Enterprises LLC and Ally Master Owner Trust, as amended, supplemented, restated or otherwise modified from time to time (the “Trust Sale and Servicing Agreement”).

(b) The rules of construction contained in Part II of Appendix A to the Trust Sale and Servicing Agreement shall apply to this Agreement as if set forth in full herein.

(c) All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(d) Any reference to each Rating Agency only applies to any specific rating agency if such rating agency is then rating any outstanding Series.

(e) Unless otherwise specified, references to any dollar amount as of any particular date mean such amount at the close of business on such day.

ARTICLE II

BACK-UP SERVICING

Section 2.01 Acceptance of Appointment and Other Matters Relating to Back-up Servicer.

(a) The Back-up Servicer hereby accepts and agrees to perform the back-up servicing duties specified in this Agreement and agrees to assume the role of Successor Servicer under the terms of the Servicing Agreements (as modified by this Agreement) pursuant to the conditions described in the Servicing Agreements. The Back-up Servicer agrees to perform the back-up servicing duties specified in this Agreement in accordance with its customary and usual procedures for providing back-up servicing for other pools of receivables similar to the Receivables.

(b) The parties acknowledge that the Servicer and the Back-up Servicer have completed the following as of the date of execution of this Agreement:

(i) the Back-up Servicer has conducted an on-site visit of the Servicer’s servicing operations for dealer floor plan finance receivables and met with appropriate operations personnel to discuss the processes and procedures used by the Servicer in performing its servicing duties under the Servicing Agreements; and

(ii) the Servicer has provided the Back-up Servicer with a data dictionary of the principal terms used in connection with its dealer floor plan servicing systems that are required to perform the duties set forth in subsection (c) below and to service the Receivables (the “Data Dictionary”), and the Back-up Servicer acknowledges that it has received the Data Dictionary and confirms that it has reviewed the Data Dictionary and that the Data Dictionary is sufficient for it to perform its duties set forth in subsection (c) below.

(c) No later than the second Business Day after each Distribution Date (beginning with the March 2010 Distribution Date), the Servicer will deliver to the Back-up Servicer a computer tape or make an electronic posting to a password-protected website to which the Back-up Servicer has been provided access, in a format reasonably acceptable to the Back-up Servicer, containing the Distribution Date Statements for such Distribution Date and the information with respect to the Notes and the Receivables necessary for preparation of such Distribution Date Statement (the “Monthly Data File”). The Back-up Servicer will use the Monthly Data File to confirm the information contained in the Distribution Date Statement, to the extent such information is contained in the Monthly Data File. On or before the fifth Business Day after the Distribution Date, the Back-up Servicer will deliver to the Servicer and the Indenture Trustee a notice in the form of Exhibit A to this Agreement either (i) certifying that it has confirmed the accuracy of the Distribution Date Statement, as described above, or (ii) describing any discrepancies discovered in the Distribution Date Statement. The Servicer will deliver a copy of the notice to the Rating Agencies. If the Back-up Servicer reports any discrepancies, the Servicer and the Back-up Servicer will use reasonable efforts to reconcile such discrepancies in good faith prior to the next Distribution Date or, if such reconciliation cannot be completed by the next Distribution Date, as soon as reasonably practicable thereafter; provided, however, that, in the absence of a reconciliation, the Distribution Date Statement prepared by the Servicer will control for the purpose of calculations and distributions with respect to each succeeding Distribution Date until such reconciliation is complete. The Servicer will notify the Indenture Trustee of the results of such reconciliation on or prior to the Distribution Date following such reconciliation (which notice may be included in the related Distribution Date Statement).

(d) The Back-up Servicer will conduct annual on-site visits of the Servicer’s servicing operations for dealer floor plan receivables to meet with appropriate operations personnel to discuss any material changes in processes and procedures that have occurred since the last visit; provided, that the Back-up Servicer will not conduct any such visit (including the on-site visit described in Section 2.01(b)(i)) more than once in any calendar year and no sooner than 9 months after the preceding visit.

(e) The Servicer agrees to provide the Back-up Servicer with any information it may reasonably request in order to facilitate a transfer of servicing under the Servicing Agreements to the Back-up Servicer, as Successor Servicer.

Section 2.02 Back-up Servicing Compensation.

(a) As full compensation for its back-up servicing activities hereunder and reimbursement for its expenses in excess of the expenses set forth in the immediately following paragraph, the Back-up Servicer is entitled to receive the Back-up Servicing Fee on each Distribution Date (beginning with the March 2010 Distribution Date) on or before the termination date of this Agreement pursuant to Section 4.02, payable in arrears. The “Back-up Servicing Fee,” with respect to any Distribution Date, is the aggregate of the Monthly Back-up Servicing Fees specified in the Indenture Supplements as of such Distribution Date (including any unpaid Monthly Back-up Servicing Fees from prior Distribution Dates). The Back-up Servicing Fee is payable to the Back-up Servicer solely to the extent amounts are available for payment in accordance with the terms of the Indenture Supplements.

(b) The Servicer will also pay, or cause to be paid, the following amounts to the Back-up Servicer:

(i) on or prior to the date of this Agreement, a one-time acceptance fee of $10,000 for undertaking the obligations of the Back-up Servicer hereunder;

(ii) on or prior to the Closing Date of any new Series of Notes under the Indenture, an acceptance fee of $2,500;

(iii) within 30 days of receipt of a detailed billing statement, the reasonable fees and expenses of outside counsel to the Back-up Servicer in connection with (A) the initial review of this Agreement and the other Basic Documents, subject to a cap of $15,000, and (B) the review of the documentation for any new Series of Notes, subject to a cap of $5,000 for each new Series of Notes;

(iv) upon completion of the Back-up Servicer’s review of the Data Dictionary, a one-time fee of $15,000 for the review of the Data Dictionary; and

(v) within 30 days of receipt of a detailed billing statement, the reasonable fees and expenses, including travel expenses incurred by the Back-up Servicer, in connection with the annual on-site visits pursuant to Section 2.01(d), subject to an annual cap of $20,000.

(c) The parties acknowledge that, if the Back-up Servicer is appointed as the Successor Servicer under the Servicing Agreements, the Back-up Servicer will be entitled to be reimbursed for Servicer Transition Costs. Up to $200,000 of such Servicer Transition Costs (in the aggregate) to be paid to the Back-up Servicer by the Indenture Trustee from the funds on deposit in the Servicer Transition Costs Reserve Account in accordance with the provisions of Section 8.3(d) of the Indenture, and any Servicer Transition Costs in excess of such amount to be paid to the Back-up Servicer pursuant to Section 4.04(a) of the Indenture Supplements. In no event will the Indenture Trustee be personally responsible for the payment of any Servicer Transition Costs.

(d) Except as otherwise set forth in this Section 2.02, the Back-up Servicer will be required to pay all expenses incurred by it in connection with its back-up servicing activities hereunder.

Section 2.03 Representations, Warranties and Covenants of Back-up Servicer.

(a) Representations and Warranties. The Back-up Servicer hereby makes the following representations, warranties and covenants:

(i) Organization and Good Standing. It is a national banking association duly organized, validly existing and in good standing under the laws of the United States and has, in all material respects, full corporate or other power, authority and legal rights to own its properties and conduct its floor plan receivable servicing business as such properties are currently owned and as such business is currently conducted, and to execute, deliver and perform its obligations under this Agreement and, if it were appointed Successor Servicer, by the Servicing Agreements.

(ii) Due Qualification. It is duly qualified to do business and, where necessary, is in good standing as a foreign corporation or other legal entity (or is exempt from such requirements) and has obtained all necessary licenses and approvals in each jurisdiction where the servicing of the Receivables as required by this Agreement and, if it were appointed Successor Servicer, by the Servicing Agreements requires such qualification, except where the failure to so qualify or obtain licenses or approvals would not have a material adverse effect on its ability to perform its obligations under this Agreement or the Servicing Agreements.

(iii) Due Authorization. It has duly authorized by all necessary action on its part, the execution and delivery of this Agreement and the consummation of the transactions provided for or contemplated by this Agreement.

(iv) No Conflict. Its execution and delivery of this Agreement, its performance of the transactions contemplated by this Agreement (including as Successor Servicer under the Basic Documents) and the fulfillment of the terms hereof applicable to it, will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under, any material indenture, contract, agreement, mortgage, deed of trust or other instrument to which it is a party or by which it or its properties are bound.

(v) No Violation. Its execution and delivery of this Agreement, its performance of the transactions contemplated by this Agreement (including as Successor Servicer under the Basic Documents) and its fulfillment of the terms hereof applicable to it will not conflict with or violate any material Requirement of Law applicable to it.

(vi) No Proceedings. There are no proceedings pending or, to the best of its knowledge, no proceedings threatened or investigations pending or threatened against it before or by any Governmental Authority (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, (C) seeking any determination or ruling that, in its reasonable judgment, would materially and adversely affect its performance of its obligations under this Agreement (including as Successor Servicer under the Basic Documents) or (D) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement.

(vii) All Consents Required. All material authorizations, consents, orders, approvals or other actions of any Governmental Authority required to be obtained or effected by it in connection with its execution and delivery of this Agreement, its performance of the transactions contemplated by this Agreement (including as Successor Servicer under the Basic Documents) and the fulfillment of the terms hereof applicable to it, have been duly obtained or effected and are in full force and effect.

(viii) Enforceability. This Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect affecting the enforcement of creditors’ rights and except as such enforceability may be limited by general principles of equity (whether considered in a proceeding at law or in equity).

(ix) Compliance with Requirements of Law. It will duly satisfy all obligations on its part to be fulfilled under or in connection with the Receivables and the Accounts, will maintain in effect all qualifications required under Requirements of Law in order to service properly the Receivables and the Accounts and will comply in all material respects with all Requirements of Law in connection with its obligations under this Agreement (including as Successor Servicer under the Basic Documents), the failure to comply with which would have a material adverse effect on the interests of the Noteholders, the holders of the Certificate Interest or any Series Enhancers.

(b) Notice of Breach. The representations and warranties set forth in Section 2.03(a) will survive the termination of any Series of Notes. Upon discovery by the Depositor, the Owner Trustee, the Indenture Trustee, the Seller or the Servicer of a material breach of any of the foregoing representations and warranties, the party discovering such breach will give prompt written notice to the others.

Section 2.04 Regulation AB. Wells Fargo Bank, National Association acknowledges, in its capacity as Back-up Servicer under this Agreement, that to the extent it is deemed to be participating in the servicing function pursuant to Item 1122 of Regulation AB, it will take any action reasonably requested by the Servicer to ensure compliance with the requirements of Article IV of the Trust Sale and Servicing Agreement and with Item 1122 of Regulation AB. Such required documentation will be delivered to the Servicer by March 15 of each calendar year.

ARTICLE III

OTHER MATTERS RELATING TO BACK-UP SERVICER

Section 3.01 Liability of Back-up Servicer. The Back-up Servicer will be liable under this Article III only to the extent of the obligations specifically undertaken by the Back-up Servicer in its capacity as Back-up Servicer and as otherwise provided in Section 3.04.

Section 3.02 Merger or Consolidation of, or Assumption of, Obligations of Back-up Servicer. Any Person (i) into which the Back-up Servicer may be merged or consolidated, (ii) resulting from any merger or consolidation to which the Back-up Servicer will be a party, (iii) which acquires by conveyance, transfer or lease substantially all of the assets of the Back-up Servicer, or (iv) succeeding to the business of the Back-up Servicer, which Person in any of the foregoing cases is an Eligible Servicer under the Servicing Agreements and executes an agreement of assumption to perform every obligation of the Back-up Servicer under this Agreement and, whether or not such assumption agreement is executed, will be the successor to the Back-up Servicer under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement, anything in this Agreement to the contrary notwithstanding; provided, however, that nothing contained herein will be deemed to release the Back-up Servicer from any obligation.

Section 3.03 Limitation on Liability of Back-up Servicer and Others.

(a) Subject to Section 3.01, neither the Back-up Servicer nor any of its directors, shareholders, officers, employees or agents will be under any liability to the Issuing Entity, the Owner Trustee, the Delaware Trustee, the Indenture Trustee, the Seller, the Servicer, the Depositor, the Noteholders, any Series Enhancers or any other Person for any action taken or for refraining from the taking of any action in the capacity as Back-up Servicer under this Agreement whether arising from express or implied duties under this Agreement; provided, however, that this provision does not protect the Back-up Servicer or any such Person against any liability that would otherwise be imposed by reason of willful wrongdoing, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder or, subject to Section 3.03(c) hereof, any obligation or liability incurred in any other capacity under the Basic Documents. The Back-up Servicer and any of its directors, shareholders, officers, employees or agents may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Back-up Servicer will not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its servicing responsibilities hereunder and that in its reasonable opinion may involve it in any expense or liability.

(b) The Back-up Servicer will not be liable for any obligation of the Servicer contained in this Agreement or for any errors of the Servicer contained in any computer tape, certificate or other data or document delivered to the Back-up Servicer hereunder or on which the Back-up Servicer must rely in order to perform its obligations hereunder, and the Issuing Entity, the Owner Trustee, the Delaware Trustee, the Indenture Trustee, the Seller, the Servicer, the Depositor, the Noteholders, any Series Enhancers or any other Person will look only to the Servicer to perform such obligations. The Back-up Servicer will have no responsibility and will not be in default hereunder or incur any liability for any failure, error, malfunction or any delay in carrying out any of their respective duties under this Agreement if such failure or delay results from the Back-up Servicer acting in accordance with information prepared or supplied by any Person other than the Back-up Servicer or the failure of any such other Person to prepare or provide such information. The Back-up Servicer will have no responsibility, will not be in default and will incur no liability for (i) any act or failure to act of any third party, including the Servicer, (ii) any inaccuracy or omission in a notice or communication received by the Back-up Servicer from any third party, (iii) the invalidity or unenforceability of any Receivable under applicable law, (iv) the breach or inaccuracy of any representation or warranty made with respect to any Receivable, or (v) the acts or omissions of any successor Back-up Servicer.

Except for the obligations undertaken by the Back-up Servicer in this Agreement, the Back-up Servicer will have no obligation to take any action, or to perform any of the duties of the Servicer, under the Basic Documents until such time as the Back-up Servicer has become the Successor Servicer pursuant to Article VIII of the Trust Sale and Servicing Agreement.

(c) Wells Fargo Bank, National Association (and its successors and assigns) in its capacity as the Back-up Servicer or the Indenture Trustee will not assume, perform or be liable for the following obligations of the Servicer or the Administrator should it become the Servicer or the Administrator:

(i) any obligation to make Servicer Advances;

(ii) any obligation to pay the fees and expenses of the Indenture Trustee, the Owner Trustee or the Administrator;

(iii) any obligation to purchase Receivables pursuant to Section 3.04(c) of the Pooling and Servicing Agreement;

(iv) any other expenses of the Issuing Entity to be paid by the Administrator.

Section 3.04 Back-up Servicer Indemnification. Notwithstanding Section 3.03 to the contrary, the Back-up Servicer will indemnify and hold harmless each of the Issuing Entity, the Depositor, the Seller, the Servicer, the Owner Trustee, the Delaware Trustee, the Indenture Trustee and any trustees predecessor thereto and their respective directors, officers, employees and agents from and against any and all loss, liability, claim, expense, damage or injury suffered or sustained thereby by reason of the breach of this Agreement by the Back-up Servicer, the violation of federal or state securities laws by the Back-up Servicer, the willful wrongdoing, bad faith or negligence of the Back-up Servicer in the performance of its duties or by reason of the reckless disregard of its obligations and duties under this Agreement.

Section 3.05 Back-up Servicer Not to Resign. The Back-up Servicer may not resign from the obligations and duties hereby imposed on it, except:

(i) upon determination that (A) the performance of its duties hereunder is no longer permissible under applicable law and (B) there is no reasonable action that the Back-up Servicer could take to make the performance of its duties hereunder permissible under applicable law; or

(ii) with the consent of the Servicer, upon the assumption of such obligations and duties by a successor Back-up Servicer that is an Eligible Servicer.

Any determination permitting the resignation of the Back-up Servicer must be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Issuing Entity, the Seller, the Servicer, the Owner Trustee and the Indenture Trustee. No resignation pursuant to clause (i) above will become effective until a successor Back-up Servicer that is an Eligible Servicer has been appointed by the Servicer and executes an agreement of assumption to perform every obligation of the Back-up Servicer under this Agreement or a replacement Back-up Servicing Agreement; provided, that, if a successor Back-up Servicer is not appointed within 60 days of the giving of notice of resignation and the delivery of the Opinion of Counsel, the Back-up Servicer may petition a court of competent jurisdiction to appoint any Person qualifying as an Eligible Servicer as the successor Back-up Servicer hereunder. The resigning Back-up Servicer agrees to cooperate with any successor Back-up Servicer appointed by the Servicer in effecting the transfer of the responsibilities and rights of the resigning Back-up Servicer under this Agreement, including the delivery to the successor Back-up Servicer of all documents, records and electronic information related to the Receivables in the possession of the resigning Back-up Servicer.

Section 3.06 Confidential Information. Wells Fargo Bank, National Association acknowledges that it has executed and delivered to GMAC a Confidentiality Agreement, dated as of November 3, 2009 (the “Confidentiality Agreement”), relating to the transactions contemplated hereby. Wells Fargo Bank, National Association acknowledges the terms and provisions of the Confidentiality Agreement and agrees that all of the obligations of the Wells Fargo Bank, National Association under the Confidentiality Agreement are incorporated by reference in this Agreement as obligations of the Back-up Servicer as if made in this Agreement.

Section 3.07 Audits of Back-up Servicer. The Back-up Servicer agrees that, with reasonable prior notice, it will permit any authorized representative of the Servicer, during the Back-up Servicer’s normal business hours, to examine and audit the books of account, records, reports and other documents and materials of the Back-up Servicer relating to (a) the performance of the Back-up Servicer’s obligations under this Agreement, (b) any payments of fees and expenses of the Back-up Servicer in connection with such performance and (c) any claim made by the Back-up Servicer under this Agreement. In addition, the Back-up Servicer will permit such representatives to make copies and extracts of any such books and records and to discuss the same with the Back-up Servicer’s officers and employees. The Servicer will, and will cause its authorized representatives to, hold in confidence all such information except to the extent disclosure may be required by law (and all reasonable applications for confidential treatment are unavailing) and except to the extent that the Servicer may reasonably determine that such disclosure is consistent with its obligations under this Agreement. The Back-up Servicer will maintain all such pertinent books, records, reports and other documents and materials for a period of two years after the termination of its obligations under this Agreement.

ARTICLE IV

TERMINATION

Section 4.01 Termination of Back-up Servicer. The Servicer may terminate all of the rights and obligations of the Back-up Servicer under this Agreement (a) upon a breach of any of the representations, warranties, covenants or obligations of the Back-up Servicer contained in this Agreement, (b) if the long-term, unsecured debt ratings of the Back-up Servicer are lower than “BBB-” from S&P or “Baa3” from Moody’s, (c) upon the occurrence of an Insolvency Event with respect to the Back-up Servicer or (d) upon satisfaction of the Rating Agency Condition with respect thereto. No termination pursuant to Section 4.01 will become effective until a successor Back-up Servicer that is eligible to become the Servicer pursuant to the Servicing Agreements has been appointed by the Servicer and executes an agreement of assumption to perform every obligation of the Back-up Servicer under this Agreement or a replacement Back-up Servicing Agreement. The terminated Back-up Servicer agrees to cooperate with any successor Back-up Servicer appointed by the Servicer in effecting the transfer of the responsibilities and rights of the terminated Back-up Servicer under this Agreement, including the delivery to the successor Back-up Servicer of all documents, records and electronic information related to the Receivables in the possession of the terminated Back-up Servicer. The Servicer will notify the Rating Agencies prior to any termination of the Back-up Servicer.

Section 4.02 Termination of Agreement. This Agreement and the respective obligations and responsibilities of the parties under this Agreement will terminate, except with respect to the duties described in Section 3.04, on the earliest to occur of (a) the appointment of the Back-up Servicer as Successor Servicer under the Servicing Agreements, (b) in the sole discretion of the Servicer, without cause, upon not less than 30 days’ notice to the Back-up Servicer, (i) if the long-term, unsecured debt ratings of the Servicer are at least “BBB-” from S&P and “Baa3” from Moody’s, or (ii) upon satisfaction of the Rating Agency Condition with respect thereto, (c) in the sole discretion of the Servicer, the payment in full of all outstanding Notes and the satisfaction and discharge of the Indenture and (d) the Trust Dissolution Date. The Servicer will notify the Rating Agencies prior to any termination of this Agreement pursuant to clause (b) above.

Section 4.03 Survival. The provisions of this Section 4.03 and Sections 3.03, 3.04, 3.06, 5.02, 5.03 and 5.04 will survive the termination of this Agreement or any Indenture Supplement, the dissolution of the Issuing Entity or any other Person, and the resignation or removal of the Back-up Servicer.

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.01 Amendment. This Agreement may be amended from time to time with prior written notice to the Rating Agencies by a written amendment duly executed and delivered by the Issuing Entity, the Depositor, the Seller, the Servicer and the Back-up Servicer, without the consent of the Noteholders, the Certificateholders, the Indenture Trustee, the Owner Trustee or any other Person for any of the following purposes:

(i) to add provisions hereof for the benefit of the Noteholders and Certificateholders or to surrender any right or power herein conferred upon the Back-up Servicer;

(ii) to cure any ambiguity or to correct or supplement any provision herein which may be inconsistent with any other provision herein;

(iii) to evidence and provide for the appointment of a successor Back-up Servicer hereunder and to add to or change any of the provisions of this Agreement as shall be necessary to facilitate such succession;

(iv) to add any provisions with respect to Other Assets; and

(v) to add any provisions to or change in any manner or eliminate any of the provisions of this Agreement or modify in any manner the rights of the Noteholders or Certificateholders; provided, however, that such amendment under this Section 5.01(iv) shall not, as evidenced by an Opinion of Counsel, materially and adversely affect the interest of any Noteholder or Certificateholder.

(b) This Agreement may also be amended from time to time upon satisfaction of the Rating Agency Condition with respect thereto by a written amendment duly executed and delivered by the Issuing Entity, the Depositor, the Seller, the Servicer and the Back-up Servicer, without the consent of the Noteholders, the Certificateholders, the Indenture Trustee, the Owner Trustee or any other Person.

Section 5.02 No-Petition Covenants. Notwithstanding any prior termination of this Agreement, none of the Depositor, the Servicer, or the Back-up Servicer shall, prior to the date which is one year and one day after the final distribution with respect to the Securities or, with respect to an action with respect to the Depositor, debt issued by the Depositor or any trust established by the Depositor, acquiesce, petition or otherwise invoke or cause the Depositor or the Issuing Entity to invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against the Depositor or the Issuing Entity under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Depositor, the Issuing Entity or any substantial part of their property, or ordering the winding up or liquidation of the affairs of the Depositor or the Issuing Entity.

Section 5.03 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CONFLICT OF LAW PROVISIONS THEREOF OR OF ANY OTHER JURISDICTION, OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 5.04 Notices. All demands, notices and communications upon or to the Issuing Entity, the Depositor, the Seller, the Servicer, the Back-up Servicer, or any other Person identified in Section 10.3 of the Trust Sale and Servicing Agreement under this Agreement shall be delivered as specified in Appendix B to the Trust Sale and Servicing Agreement.

Section 5.05 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions or terms shall be deemed enforceable to the fullest extent permitted, and if not so permitted, shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of any Securities or rights of any Interested Parties.

Section 5.06 Further Assurances. The Issuing Entity, the Depositor, the Servicer and the Back-up Servicer agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other party to more fully effect the purposes of this Agreement.

Section 5.07 No Waiver; Cumulative Remedies. No failure or delay on the part of the Issuing Entity, the Depositor, the Servicer, the Back-up Servicer, the Owner Trustee, the Indenture Trustee or any Noteholder in exercising any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

Section 5.08 Counterparts. This Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

Section 5.09 Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto, the Interested Parties and their respective successors and permitted assigns. Except as otherwise expressly provided in this Agreement, no other Person shall have any right or obligation hereunder.

Section 5.10 Merger and Integration. Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived, or supplemented except as provided herein.

Section 5.11 Confidential Information. The Back-up Servicer agrees that it shall neither use nor disclose to any Person the names and addresses of Dealers, except in connection with the enforcement of the Back-up Servicer’s rights hereunder and the performance of the Back-up Servicer’s duties hereunder, under the Trust Sale and Servicing Agreement, under the Receivables or as required by law.

Section 5.12 Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

Section 5.13 Limitation of Liability of Owner Trustee. Notwithstanding anything contained herein to the contrary, this Agreement has been executed by HSBC Bank USA, National Association not in its individual capacity but solely in its capacity as Owner Trustee of the Issuing Entity and in no event shall HSBC Bank USA, National Association in its individual capacity or, except as expressly provided in the Trust Agreement, as Owner Trustee of the Issuing Entity have any liability for the representations, warranties, covenants, agreements or other obligations of the Issuing Entity hereunder or in any of the certificates, notices or agreements delivered pursuant hereto, as to all of which recourse shall be had solely to the assets of the Issuing Entity. For all purposes of this Agreement, in the performance of its duties or obligations hereunder or in the performance of any duties or obligations of the Issuing Entity hereunder, the Owner Trustee shall be subject to, and entitled to the benefits of, the terms and provisions of Article VI of the Trust Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Back-up Servicing Agreement to be duly executed by their respective duly authorized officers, all as of the day and year first above written.

ALLY WHOLESALE ENTERPRISES LLC
as Depositor

By:	/s/ P.M. Surhigh
	Name:	P.M. Surhigh
	Title:	Vice President

ALLY BANK,
as Seller

By:	/s/ L.R. Gerner
	Name:	L.R. Gerner
	Title:	Chief Financial Officer

GMAC INC.,
as Servicer

By:	/s/ R.C. Farris
	Name:	R.C. Farris
	Title:	Assistant Treasurer

ALLY MASTER OWNER TRUST,
as Issuing Entity

By:	HSBC BANK USA, NATIONAL ASSOCIATION,
not in its individual capacity but solely as Owner Trustee on behalf of the Issuing Entity

	By:	/s/ Chi S. Le
		Name:	Chi S. Le
		Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Back-up Servicer

By:	/s/ Marianna C. Stershic
	Name:	Marianna C. Stershic
	Title:	Vice President

Exhibit A

Form of Back-up Servicer Notice

Wells Fargo Bank, National Association

Sixth Street and Marquette Avenues, MAC N9311-161

Minneapolis, Minnesota 55479

[date]

Wells Fargo Bank, National Association,

as Indenture Trustee

Well Fargo Bank, National Association

Sixth and Marquette

MAC N9311-161

Minneapolis, Minnesota 55479

Ally Bank

6985 Union Park Center, Suite 435

Salt Lake City, Utah 84047

Attention: [                    ]

GMAC Inc.

200 Renaissance Center, 12th Floor

Detroit, Michigan 48265

Attention: Vice President

Re:	ALLY MASTER OWNER TRUST

Reference is made to the Back-up Servicing Agreement, dated as of February 12, 2010 (the “Agreement”), among Ally Wholesale Enterprises LLC, as Depositor, Ally Master Owner Trust, as Issuing Entity, Ally Bank, as Seller, GMAC Inc., as Servicer, and Wells Fargo Bank, National Association, as Back-up Servicer. Capitalized terms used but not defined herein have the meanings specified in the Agreement.

Pursuant to Section 2.01(c) of the Agreement, the Back-up Servicer confirms that it has reviewed the Distribution Date Statement and the Monthly Data File provided by the Servicer for the [                    ] Collection Period and [certifies that it has confirmed the accuracy of the Distribution Date Statement][notifies you that it has discovered the following discrepancies in the Distribution Date Statement: [describe discrepancies]].

Very Truly Yours,

Wells Fargo Bank, National Association, as Back-up Servicer

By:
Name:
Title:

Ex. A-2